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                                                                       EXHIBIT F

                                                              TOHO VENTURES LTD.

MEMO

TO:    Fidra Holdings, Ltd.

FROM:  Mr. Nick Pirgousis

CC:

DATE:  06/10/03

RE:    Default

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Dear Mr. Brown,

Kindly accept this memo that the 500,000 (Five hundred thousand only) shares of Floridino's International Holdings Ltd. certificate number FC010110; 500,000 (Five hundred thousand only) shares of Floridino's International Holdings Ltd. certificate number FC010111; and 680,000 (Six hundred and eighty thousand only) shares of Floridino's International Holdings, Ltd. certificate number FC010112, which were pledged as security for several letters of commitment, promissory notes and personal guarantees to Fidra Holdings Ltd.

I acknowledge that I am in default of the Debt Obligations secured by the securities and hereby sign over full title and possession of the securities to Fidra Holdings Ltd., as of June 10, 2003.

Yours truly,

/s/ Nick Pirgousis

Mr. Nick Pirgousis